UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2009

BH/RE, L.L.C.

(Exact name of registrant as specified in its charter)

Nevada	000-50689	84-1622334
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3667 Las Vegas Blvd. South, Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (702) 785-5555

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2009, Michael V. Mecca resigned his position as President and Chief Executive Officer of OpBiz, L.L.C. (“OpBiz”) and BH/RE, L.L.C. (“BH/RE”), subject to the terms of a Separation Agreement between OpBiz and Mr. Mecca effective as of that date.  Pursuant to the terms of the Separation Agreement, Mr. Mecca was paid $348,168.60 as a one time severance payment.  The foregoing description of Mr. Mecca’s Separation Agreement is qualified by reference to such Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference.

Also effective January 14, 2009, Mr. Mecca resigned as a member of the Board of Managers of EquityCo, L.L.C. (“EquityCo”).

BH/RE is a holding company that owns 88.6% of EquityCo. The remaining 11.4% of EquityCo is owned indirectly by Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”). MezzCo, L.L.C. (“MezzCo”) is a wholly-owned subsidiary of EquityCo and OpBiz is a wholly owned subsidiary of MezzCo.

On January 15, 2009, Mr. Thomas J. McCartney (i) was appointed to the position of President and Chief Executive Officer of BH/RE and (ii) entered into an Employment Agreement with OpBiz, pursuant to which he will be the President and Chief Executive Officer of OpBiz, effective as of that date.

The term of Mr. McCartney’s Employment Agreement is three (3) years, commencing on January 15, 2009.  OpBiz may terminate Mr. McCartney’s employment at any time without cause upon 15 days written notice, in which case he will be entitled to receive severance pay equal to twelve months’ salary.  Mr. McCartney may terminate his employment at any time upon 30 days’ prior written notice.

Pursuant to the Employment Agreement, OpBiz shall pay Mr. McCartney a salary of no less than $500,000 per year and a car allowance in the amount of $700 per month.  Mr. McCartney is also eligible to participate in OpBiz’s discretionary management bonus program pursuant to which he is eligible to receive an annual bonus equal to up to 50% of his base salary based on achievement of EBITDA goals as determined by OpBiz’s Board of Managers.  Mr. McCartney may be entitled to an additional bonus of up to 50% of his base salary based on exceeding OpBiz’s EBITDA goals or other exemplary performance as determined by OpBiz’s Board of Managers.

Mr. McCartney’s Employment Agreement also provides that he may be eligible to receive options to purchase 3% of the equity interest (non-voting) in MezzCo.

Mr. McCartney, 56, has over 25 years of experience in the casino and hospitality industry including the past 12 years with the MGM Mirage group in Las Vegas. Prior to joining OpBiz as President and Chief Executive Officer, Mr. McCartney most recently served as the Executive Vice President of Luxor Hotel & Casino, an MGM Mirage company, as a member of the leadership team responsible for the repositioning of that property. Mr. McCartney was employed at the Luxor Hotel and Casino from April 2005 through January 2009, when he joined Planet Hollywood. Additionally Mr. McCartney’s experience includes the opening and rebranding of New York-New York Hotel & Casino, Las Vegas.   Mr. McCartney was employed at the New York-New York, which is also an MGM Mirage property, from May 1996 through April 2005.  Mr. McCartney was the Senior Vice President of Marketing and Development with New York-New York from November 2001 through April 2005.  From January 1997 through November 2001, Mr. McCartney was the Senior Vice President of Hotel Operations at New York-New York and from May 1996 through January 2007, he was the Vice President of Hotel Operations.  Preceding his arrival to the Las Vegas Market, Mr. McCartney was employed by Caesars Atlantic City.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

10.1           Separation Agreement dated January 14, 2009, by and between OpBiz, L.L.C. and Michael V. Mecca.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BH/RE, L.L.C.

January 22, 2009	By:	/s/ Donna Lehmann
Donna Lehmann
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement dated January 14, 2009, by and between OpBiz, L.L.C. and Michael V. Mecca.